UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WORKDAY, INC.
(Exact Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

WORKDAY, INC.

6110 STONERIDGE MALL ROAD

PLEASANTON, CALIFORNIA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Daylight Time on Tuesday, June 18, 2019

April 26, 2019

TO THE HOLDERS OF COMMON STOCK OF WORKDAY, INC.:

The 2019 Annual Meeting of Stockholders of Workday, Inc., a Delaware corporation (“Workday”), will be held virtually on Tuesday, June 18, 2019, at 9:00 a.m. Pacific Daylight Time, for the following purposes as more fully described in the accompanying proxy statement:

1.

To elect three Class I directors to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified, subject to their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020;

3.	To conduct an advisory vote to approve the compensation paid to Workday’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This year’s annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to listen to the annual meeting, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/WDAY2019 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.

The Board of Directors of Workday fixed the close of business on April 22, 2019 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on April 22, 2019 are entitled to notice of and to vote at the Annual Meeting of Stockholders. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record beginning on or about April 26, 2019. The Notice contains instructions on how to access our proxy statement for our 2019 Annual Meeting of Stockholders and our fiscal 2019 Annual Report to Stockholders on Form 10-K (together, the “proxy materials”). The Notice also provides instructions on how to vote online, by telephone, or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following website: www.proxyvote.com by entering the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

If you have any questions regarding this information or the proxy materials, please visit our website at www.workday.com or contact our investor relations department at 925-379-6000 or via email at IR@workday.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in our 2019 Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone, or mail. Your vote by proxy will ensure your representation at the meeting regardless of whether you attend the virtual meeting or not. Returning your proxy does not deprive you of your right to vote your shares at the virtual meeting.

We appreciate your continued support of Workday and look forward to receiving your proxy.

By order of the Board of Directors,

Aneel Bhusri
Chief Executive Officer and Director
Pleasanton, California

i

WORKDAY, INC.

6110 Stoneridge Mall Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 18, 2019 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 9:00 a.m. PDT on Tuesday, June 18, 2019, and any postponements or adjournments thereof. The Annual Meeting can be accessed via the internet at www.virtualshareholdermeeting.com/WDAY2019 where you will be able to listen to the meeting live, submit questions, and vote online. Beginning on or about April 26, 2019, a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement for our 2019 Annual Meeting of Stockholders and our fiscal 2019 Annual Report to Stockholders on Form 10-K (together, the “proxy materials”) is being mailed to our stockholders.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•

the election of three Class I directors to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020;

•	a proposal to approve, on an advisory basis, the compensation paid to Workday’s named executive officers; and

•	any other business that may properly come before the meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•

FOR the election of Carl M. Eschenbach, Michael M. McNamara, and Jerry Yang as Class I directors to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified, subject to earlier resignation or removal;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020; and

•	FOR the advisory vote to approve the compensation paid to Workday’s named executive officers.

Why are you holding a virtual meeting and how can stockholders attend?

We believe hosting our Annual Meeting virtually helps to reduce costs, expand access, and enable improved communication. Stockholders are able to attend our Annual Meeting, vote, and ask questions online from virtually any location around the world. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/WDAY2019 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 22, 2019, the record date, may vote at the Annual Meeting. As of the record date, we had 160,999,719 shares of Class A common stock outstanding and 64,392,241 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Class A common stock of Workday will be entitled to one vote for each share of Class A common stock held as of the close of business on the record date, and each holder of Class B common stock of Workday will be entitled to 10 votes for each share of Class B common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting via the internet. However, since beneficial owners are not stockholders of record, you may not vote your shares via the internet at the virtual Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Who is Workday’s transfer agent, and how may I contact them?

Workday’s transfer agent is American Stock Transfer & Trust Company (“AST”). You may e-mail AST at help@astfinancial.com or you can call AST at 888-432-7410 or 718-921-8124 Monday-Friday between 5:00am-5:00pm PDT. Materials may be mailed to AST at:

Workday Shareholder Services

c/o American Stock Transfer

6201 15th Avenue

Brooklyn, NY 11219

How do I vote?

There are four ways for stockholders of record to vote:

•	by internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 17, 2019 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EDT on June 17, 2019 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting; or

•	via the virtual Annual Meeting website by visiting www.virtualshareholdermeeting.com/WDAY2019. Please have your 16-digit control number to join the Annual Meeting.

Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote via the internet at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by internet or by telephone;

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Secretary of Workday, in writing, at the address listed on the front page; or

•	voting via the internet at the virtual Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by internet, by telephone, or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by voting via the internet at the virtual Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

The presence of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Your shares will be counted as present at the meeting if you attend and vote online during the virtual Annual Meeting or if you have properly submitted a proxy. Except as otherwise expressly provided by the Certificate of Incorporation or by law, the holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote. Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 10 votes per share of Class B common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote stock (broker non-vote) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter, but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The advisory vote regarding named executive officer compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon. For purposes of this proposal, abstentions are treated as shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Because Proposal No. 3 is an advisory vote, the results will not be binding on Workday’s Board of Directors or Workday. The Compensation Committee and the Board of Directors will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Workday. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on Proposal No. 1 or Proposal No. 3 absent direction from you, as they are considered “non-routine” matters.

Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our fiscal 2019 Annual Report to Stockholders, primarily via the internet. Beginning on or about April 26, 2019, a “Notice of Internet Availability of Proxy Materials” is being mailed to our stockholders that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote online at the virtual meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings.

What does it mean if multiple members of my household are stockholders, but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders, unless an affected stockholder has provided contrary instructions. This practice, known as “householding,” helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent, which may be done at any time by contacting your bank or broker, or, if you are a registered holder, by contacting American Stock Transfer & Trust Company by calling 888-432-7410 or writing to Workday Shareholder Services, c/o American Stock Transfer, 6201 15th Avenue, Brooklyn, NY 11219. Additionally, upon request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy of the proxy materials, you may reach our Investor Relations department by writing to Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, CA 94588, via email at IR@workday.com, or by calling 925-379-6000.

Any stockholders who share the same address and currently receive multiple copies of the Notice or proxy materials who wish to receive only one copy in the future can contact Workday’s Investor Relations department, their bank, broker, or, if a registered holder, American Stock Transfer & Trust Company, to request information about householding.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Workday or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are subject to safe harbor protection under the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (“fiscal 2019”). Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activities, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this report or to conform these statements to actual results or revised expectations.

As used in this report, the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of 11 members; however, one of our Class I directors, A. George (Skip) Battle, has informed the Board of Directors that he will not be standing for re-election when his term expires at the Annual Meeting.

Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms. Directors in a particular class will be elected for three-year terms at the Annual Meeting of Stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each Annual Meeting of our Stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The class of each director is set forth in the table below.

Our Certificate of Incorporation and Bylaws provide that our Board of Directors or our stockholders may fill vacant directorships. In the event that the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacancies on our Board of Directors. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes as the Board of Directors determines in its discretion.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for Which Nominated
Carl M. Eschenbach(3)	I	52	Director	2018	2019	2022
Michael M. McNamara(1)(4)	I	62	Director	2011	2019	2022
Jerry Yang(2)(3)	I	50	Director	2013	2019	2022

Other Directors
A. George (Skip) Battle(1)(2)	I	75	Director	2007	2019	—
Aneel Bhusri(3)	III	53	Director	2005	2021	—
Ann-Marie Campbell	III	54	Director	2019	2021	—
Christa Davies(1)(4)	II	47	Director	2012	2020	—
David A. Duffield	III	78	Director	2005	2021	—
Michael A. Stankey	II	60	Director	2015	2020	—
George J. Still, Jr.(2)(3)(4)*	II	61	Director	2009	2020	—
Lee J. Styslinger III(1)	III	58	Director	2016	2021	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Investment Committee
(4)	Member of the Nominating and Governance Committee
*	Lead Independent Director

Nominees for Director

Carl M. Eschenbach has served as a Director since February 2018. Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach spent 14 years at VMware, Inc., a global virtual infrastructure software provider, most recently as its President and Chief Operating Officer, a role he held from December 2012 to March 2016. Mr. Eschenbach served as VMware’s Co-President and Chief Operating Officer from April 2012 to December 2012, as Co-President, Customer Operations from January 2011 to April 2012, and as Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, Mr. Eschenbach held various sales management positions with Inktomi, 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach is also a member of the board of directors of Palo Alto Networks, Inc., where he has served since May 2013, as well as a director of several private companies. Mr. Eschenbach received an electronics technician diploma from DeVry University. Mr. Eschenbach brings to our Board over 30 years of operational and sales experience in the technology industry and deep knowledge of high-growth companies.

Michael M. McNamara has served as a Director since December 2011. Since January 2019, Mr. McNamara has been a partner at Eclipse Ventures, a Silicon Valley venture capital firm. From January 2006 to December 2018, Mr. McNamara served as the Chief Executive Officer of Flex Ltd. (“Flex”), a leading sketch-to-scale™ solutions company that designs and builds intelligent productions for a connected world. From 1994 until his appointment as Chief Executive Officer, Mr. McNamara served in other senior roles at Flex. Mr. McNamara served as a director of Flex from October 2005 to December 2018. He has been on the Advisory Board of Tsinghua University School of Economics and Management since 2006, the presidential CEO Advisory Board of Massachusetts Institute of Technology since 2014 and is a director of one additional private company. Mr. McNamara also served as a director of Delphi Automotive LLP from November 2009 to April 2013, and served as a director of MEMC Electronic Materials, Inc. from 2008 until 2012. Mr. McNamara received a bachelor’s degree in industrial management from the University of Cincinnati and a master’s degree in business administration from Santa Clara University. Mr. McNamara brings to our Board of Directors extensive leadership and experience managing international operations. His prior service as Flex’s Chief Executive Officer provides a management perspective to business and strategic decisions of the Board of Directors.

Jerry Yang has served as a Director since November 2013. Since March 2012, Mr. Yang has worked with and invests in technology entrepreneurs as the founding partner of AME Cloud Ventures, his innovation investment firm. Mr. Yang is a co-founder of Yahoo! Inc., where he served as a director from March 1995 to January 2012, and as Chief Executive Officer from June 2007 to January 2009. Mr. Yang also led Yahoo!’s investments in Yahoo! Japan and Alibaba Group Holding Limited, and he is currently a director of Alibaba Group, where he has served on the board from October 2005 to January 2012 and from September 2014 to the present. Mr. Yang is also a director of Lenovo, Inc. where he has served on the board since November 2014. From July 2000 to November 2012, Mr. Yang was a member of Cisco Systems, Inc.’s board of directors, and he was a director of Yahoo! Japan from January 1996 to January 2012. Mr. Yang also is a director of various private companies and foundations. Mr. Yang received a bachelor’s degree and a master’s degree in electrical engineering from Stanford University, where he served on the Board of Trustees from June 2005 until September 2016 and from October 2017 to the present. Mr. Yang brings to our Board of Directors extensive global leadership and deep experience in consumer internet technology.

The election of directors requires a plurality of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

PROPOSAL NO. 1 TO ELECT CARL M. ESCHENBACH,

MICHAEL M. MCNAMARA, AND JERRY YANG AS CLASS I DIRECTORS

Other Directors

A. George (Skip) Battle has served as a Director since March 2007. From 2004 to 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From 2000 until 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at global accounting and consulting firms, Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.). Mr. Battle has served as a director of Expedia, Inc. since January 2005 and of Fair Isaac Corporation since 1996 (where he also served as Chairman of the Board from 2002 until February 2016). He also served as Lead Independent Director of LinkedIn Corporation from July 2010 to December 2016, as a director of Netflix, Inc. from 2005 until December 2018, and as a director of Open Table, Inc. from 2006 to July 2014, of the Masters Select family of funds from 1996 until December 2012, of Advent Software, Inc. from 2005 until May 2011, of Ask Jeeves from 1995 until 2005, and of PeopleSoft, Inc. (“Peoplesoft”), a global enterprise software company, from 1995 to 2004. Mr. Battle received a bachelor’s degree in economics from Dartmouth College and a master’s degree in business administration from Stanford University. Mr. Battle brings to our Board of Directors a diversity of distinguished experiences and seasoned business acumen. His service as a director on a number of public and private company boards provides an important perspective on corporate governance matters, including best practices.

Aneel Bhusri co-founded Workday in 2005 and is our Chief Executive Officer and a Director. Mr. Bhusri has served as a Director of Workday from 2005 to the present, as our President from January 2007 to September 2009, as our co-Chief Executive Officer from September 2009 to May 2014, as our Chairman from January 2012 to May 2014, and as our Chief Executive Officer from May 2014 to the present. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, including Senior Vice President, Product Strategy, Marketing and Business Development. From 1999 to 2002 and in 2004, Mr. Bhusri served as Vice Chairman of the board of directors at PeopleSoft. Mr. Bhusri is an advisory partner at Greylock Partners, a Silicon Valley venture capital firm that he has been associated with since 1999, and prior to that time, worked at Norwest Venture Partners (“NVP”), a global venture capital firm, and at Morgan Stanley. He has also served as a director of Intel Corporation since June 2014 (where he was appointed Lead Independent Director in May 2017), of Pure Storage, Inc. from July 2010 until February 2018, of Okta, Inc. (“Okta”) from 2011 until December 2016, and of various private companies and foundations. Mr. Bhusri received a bachelor’s degree in electrical engineering and a bachelor’s degree in economics from Brown University, and a master’s degree in business administration from Stanford University. Mr. Bhusri brings to our Board of Directors extensive executive leadership and operational experience, including his experience and familiarity with our business as a co-founder and Chief Executive Officer.

Ann-Marie Campbell has served as a Director since April 2019. Ms. Campbell is Executive Vice President—U.S. Stores at The Home Depot, Inc., a large home improvement retailer, a position she has held since February 2016. From January 2009 to February 2016, she served as The Home Depot’s Division President of the Southern Division, and from December 2005 to January 2009, she served as its Vice President—Vendor Services. Ms. Campbell began her career with The Home Depot in 1985 and has held roles of increasing responsibility since she joined the company, including vice president roles in the company’s operations, merchandising, and marketing departments. Ms. Campbell has also served as a director of Potbelly Corporation, a chain of neighborhood sandwich shops, since August 2014, and previously served as a director of Barnes and Noble Inc., a large retail bookseller, from June 2015 to September 2016. Ms. Campbell received a bachelor’s degree in philosophy and a master’s degree in business administration from Georgia State University. Ms. Campbell brings to our Board of Directors extensive operational experience, expertise in strategic planning, and keen insights in identifying and capturing new business opportunities.

Christa Davies has served as a Director since August 2012. Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance at Aon plc, a global risk management, insurance, and human resources solutions company. Ms. Davies has served as Aon’s Chief Financial Officer since March 2008 and as Executive Vice President of Global Finance since November 2007. Prior to joining Aon, Ms. Davies spent five years at Microsoft Corporation, most recently as a Corporate Vice President and the Chief Financial Officer of the Platforms & Services Division. Ms. Davies received a bachelor’s degree in mechanical engineering, majoring in Aerospace, from the University of Queensland, Australia, and a master’s degree in business administration from the Harvard Business School. Ms. Davies brings to our Board of Directors extensive experience in the software and technology industries, as well as financial expertise.

David A. Duffield co-founded Workday in 2005 and is our Chairman of the Board. Mr. Duffield has served as a Director of Workday since 2005, as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, as our co-Chief Executive Officer from September 2009 to May 2014, and as our Chairman of the Board from 2005 to January 2012 and from May 2014 to the present. Prior to Workday, Mr. Duffield founded PeopleSoft and served as the company’s Chief Executive Officer and Board Chairman. Mr. Duffield also founded Ridgeline, Inc. and has served as its Chief Executive Officer since January 2018. Other companies he launched include Integral Systems, Business Software Corporation, and Information Associates. Mr. Duffield received a bachelor’s degree in electrical engineering and a master’s degree in business administration from Cornell University. Mr. Duffield brings to our Board of Directors decades of experience founding and leading high-growth technology companies focused on human resources, financial, and student applications, and his experience and familiarity with our business as a co-founder, Chairman, and former Chief Executive Officer.

Michael A. Stankey has served as our Vice Chairman since June 2015 and served as our President and Chief Operating Officer from September 2009 to June 2015. From October 2007 to September 2009, Mr. Stankey was a partner with Greylock Partners. From December 2001 until its acquisition by Hewlett-Packard Company in April 2007, Mr. Stankey served as Chairman and Chief Executive Officer of PolyServe Inc., a storage virtualization software company. From 1993 to 2001, Mr. Stankey held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey has served as a director of Okta since December 2016, of Cloudera, Inc. since February 2017 and serves on the board of two private companies. Mr. Stankey received a bachelor’s degree in business administration from the University of Wisconsin, Eau Claire. Mr. Stankey brings his extensive knowledge of our business, together with deep experience in software and high-growth companies to his role as a member of our Board of Directors.

George J. Still, Jr. has served as a Director since October 2009 and as Lead Independent Director since August 2012. Mr. Still is currently a partner emeritus at NVP. From 1994 to December 2012, Mr. Still served as NVP’s managing partner. Prior to NVP, Mr. Still worked for Ernst & Young LLP, an accounting firm, and as a partner with the Centennial Funds, a venture capital firm. From November 2006 to September 2014, Mr. Still served as a director of Rackspace Hosting, Inc. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still also served as a director of the National Venture Capital Association from 1995 to 2000, and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still has also served as a member of the Executive Committee of the United States Golf Association since 2015. Mr. Still has served as a member of the Board of Overseers at the Tuck School of Business since 2013, as a member of the Board of Advisors of Tuck’s Center of Private Equity and Entrepreneurship since 2011 and has also served as a guest lecturer and a past member of the Dean’s Advisory Council since 2005. Mr. Still received a bachelor’s degree in accounting from Pennsylvania State University and a master’s degree in business administration from the Tuck School of Business at Dartmouth College. Mr. Still brings to the Board of Directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our Board of Directors.

Lee J. Styslinger III has served as a Director since August 2016. Mr. Styslinger served as a member of Workday’s CEO Advisory Board from February 2015 until his appointment to our Board of Directors. Mr. Styslinger has served as the Chief Executive Officer of Altec, Inc., a holding company for businesses that design, manufacture, and market equipment for the electric and telecommunications industries globally, since 1997, and as its Chairman since 2011. Mr. Styslinger has served as a member of the board of directors of Vulcan Materials Company since 2013, as a member of the board of directors of Regions Financial Corporation since 2004, and serves on the boards of several educational, civic, and leadership organizations. Mr. Styslinger received a bachelor’s degree from Northwestern University and a master’s degree in business administration from the Harvard Business School. Mr. Styslinger brings to our Board of Directors extensive experience managing a large company in today’s global market, as well as financial expertise.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending January 31, 2020. During our fiscal year ended January 31, 2019, Ernst & Young LLP served as our independent registered public accounting firm and has audited our consolidated financial statements since its appointment in 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Workday and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2020. Our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young LLP and affiliates for professional services rendered with respect to the fiscal years ended January 31, 2019 and 2018. All of these services were approved by the Audit Committee.

	Fiscal Year Ended January 31,
	2019	2018
Audit Fees(1)	$4,049,983	$3,313,715
Audit Related Fees(2)	498,622	410,424
Tax Fees(3)	1,050,798	1,211,448
All Other Fees(4)	170,450	98,816

	$5,769,853	$5,034,403

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, and audits of our statutory financial statements in non-U.S. jurisdictions.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” This primarily consists of fees for service organization control audits under Statement on Standards for Attestation Engagements No.18.

(3)	Consists of fees in connection with tax compliance and tax consulting services.
(4)	Consists of fees in connection with cybersecurity and information security program assessments.

Auditor Independence

Under its charter, the Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has determined that the rendering of non-audit services for assurance and related services that are reasonably related to the performance of the audit services, audit-related services, tax services, and other services by Ernst & Young LLP is compatible with maintaining the principal accountants’ independence.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or the Chairman if such approval is required prior to the next Audit Committee meeting) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 TO RATIFY THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2020.

PROPOSAL NO. 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers (“NEOs”) for the fiscal year ended January 31, 2019.

Our executive compensation program and compensation paid to our NEOs are described on pages 25-34 of this proxy statement. Our compensation programs are overseen by the Compensation Committee and reflect our philosophy to pay all of our employees, including our NEOs, in ways that support the following principles that we believe reflect our core values:

•	support, attract, and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with Workday’s values (in particular, a focus on excellence and an attitude of ownership);

•	create alignment with Workday’s strategy and long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.

To help achieve these objectives, we structure our NEOs’ compensation to reward the achievement of short-term and long-term strategic and operational goals.

Based on the above, we request that stockholders approve on a non-binding, advisory basis, the compensation of Workday’s NEOs as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to Workday’s NEOs, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section, compensation tables, and narrative discussion, is hereby APPROVED.

Vote Required

Approval of NEO compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION PAID TO

WORKDAY’S NAMED EXECUTIVE OFFICERS.

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common stock is listed on the Nasdaq Global Select Market. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors, also referred to as the Board, has determined that none of our directors who are not current or former employees (Messrs. Battle, Eschenbach, McNamara, Still, Styslinger, and Yang and Mses. Campbell and Davies) has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the Nasdaq Global Select Market.

Risk Oversight

Our Board exercises its risk oversight function both directly and indirectly through its various committees and reviews strategic and operational risks in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. Our Board assists in determining the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing identified risks.

Our Audit Committee, Nominating and Governance Committee, and Compensation Committee support our Board in discharging its risk oversight duties and address risks inherent in their respective areas. Our Audit Committee assists our Board in fulfilling its oversight responsibilities relating to the company’s financial accounting, reporting and controls, and legal and regulatory compliance, and oversees the accounting and financial reporting processes of the company. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. See “Compensation Policies and Practices as they relate to Risk Management” under the Compensation Discussion and Analysis section elsewhere in this proxy statement for additional information. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Leadership Structure

Mr. Bhusri serves as our Chief Executive Officer and also as a member of our Board. Mr. Duffield serves as our Chairman of the Board and Mr. Stankey serves as a Vice-Chairman of the Board. Because our Chairman is a former executive officer of Workday, Mr. Still serves as a Vice-Chairman and Lead Independent Director of the Board. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Duffield’s extensive executive leadership and operational experience. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside of our company, while Mr. Bhusri, Mr. Duffield, and Mr. Stankey bring company-specific experience and expertise.

Lead Independent Director

Mr. Still serves as one of our Vice-Chairmen and as our Lead Independent Director. As Lead Independent Director, among other responsibilities, Mr. Still presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chief Executive Officer, Chairman, and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Lead Independent Director. The Lead Independent Director provides feedback to Workday’s Chief Executive Officer, as needed, promptly after the executive session. Neither Mr. Bhusri, nor Mr. Duffield, nor Mr. Stankey participates in such sessions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. The full text of our Code of Conduct is posted under the “Investor Relations” section on our website at: https://www.workday.com/code-of-conduct.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that apply to our Board of Directors. The full text of our Corporate Governance Guidelines is posted under the “Investor Relations” section on our website at: www.workday.com/governanceguidelines.

Meetings of the Board of Directors

The Board met six times during fiscal 2019 and took action by unanimous consent five times. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal 2019.

It is our policy that directors are invited and encouraged to attend our Annual Meetings of Stockholders. During fiscal 2019, all members of the Board other than Mr. Battle attended our Annual Meeting. We have scheduled our 2019 Annual Meeting on the same day as a regularly scheduled Board meeting in order to facilitate attendance by our Board members.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Investment Committee. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for each of our Board committees:

	Audit Committee	Compensation Committee	Nominating & Governance Committee	Investment Committee

Aneel Bhusri

David A. Duffield

A. George (Skip) Battle

Ann-Marie Campbell

Christa Davies

Carl M. Eschenbach

Michael M. McNamara

Michael A. Stankey

George J. Still, Jr.

Lee J. Styslinger III

Jerry Yang

= Chairman of the Board	= Chair	= Member	= Lead Independent Director

Audit Committee

Our Audit Committee is composed of Ms. Davies and Messrs. Battle, McNamara, and Styslinger, each of whom is independent and financially literate within the meaning of the Nasdaq Global Select Market rules. Ms. Davies is the Chair of our Audit Committee. Each of Ms. Davies and Messrs. Battle, McNamara, and Styslinger also satisfy the independence requirements of Rule 10A-3. Ms. Davies and Messrs. Battle and Styslinger are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the Nasdaq Global Select Market. The designation does not impose on any of them any duties, obligations, or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met nine times during fiscal 2019 and took action by unanimous consent one time. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing our major financial risk exposures and processes to manage risk;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. A copy of the Audit Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/audit-committee-charter.

Compensation Committee

Our Compensation Committee is composed of Messrs. Battle, Still, and Yang, each of whom is independent within the meaning of the Nasdaq Global Select Market rules. Mr. Still is the Chair of our Compensation Committee. Each member of the Compensation Committee is also an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended (the “Code”), and is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee met five times during fiscal 2019 and took action by unanimous written consent 12 times. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of any employment arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. A copy of the Compensation Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/compensation-committee-charter.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Messrs. McNamara and Still and Ms. Davies, each of whom is independent within the meaning of the Nasdaq Global Select Market rules. Mr. McNamara is the Chair of our Nominating and Governance Committee.

The Nominating and Governance Committee met four times during fiscal 2019. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our Corporate Governance Guidelines and policies;

•	reviewing proposed waivers of the Code of Conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

The Nominating and Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. A copy of the Nominating and Governance Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/nominating-governance-committee-charter.

Investment Committee

Our Investment Committee is composed of Messrs. Bhusri, Eschenbach, Still, and Yang. Mr. Yang is the Chair of our Investment Committee. Our Investment Committee is responsible for reviewing and approving, or recommending that the Board of Directors approve, certain mergers, acquisitions, joint ventures, and investments, and working with management to develop effective and scalable processes for the review and execution of such transactions. The Investment Committee met five times during fiscal 2019 and took action by unanimous written consent one time.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, evaluating, and recommending candidates to the Board for Board membership, or the Board may conduct the process of identifying and evaluating Board candidates directly. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders, or other persons.

The Nominating and Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each Annual Meeting of Stockholders, and, if requested by the Board, will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

The Board will be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board may, either directly or upon the recommendation of the Nominating and Governance Committee, consider the minimum qualifications set forth below, any specific qualities or skills that it believes are necessary for one or more of the Board members to possess, and the desired qualifications, expertise, and characteristics of Board members.

Director Qualifications

The Nominating and Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	experience with high-growth companies;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand Workday and its business, industry, and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our Code of Conduct;

•	ability to read and understand financial statements and other financial information pertaining to Workday;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for directors who are not current or former employees, independence under Nasdaq Global Select Market listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

In addition, under Workday’s Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. To help ensure that our directors devote sufficient time to carry out their duties and responsibilities effectively, our Corporate Governance Guidelines provide that each director may not serve on more than three other public company boards without prior approval of the Nominating and Governance Committee and that each director should engage in discussion with our Nominating and Governance Committee prior to accepting an invitation to serve on a public or for-profit private company board of directors. Also, under the Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. When considering nominees, our Nominating and Governance Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, financial and other business expertise, breadth of experience, relevant skills, diversity, and experience and knowledge about our business or industry. Workday values diversity on a company-wide basis but has not adopted a specific policy regarding Board diversity. Additionally, the Nominating and Governance Committee does not assign specific weights to any particular criteria and reviews the candidate’s qualifications in light of the specific needs of the Board at that time.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an Annual Meeting of Stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Workday not later than the dates described below under “Additional Information—Stockholder Proposals for 2020 Annual Meeting.”

Non-Employee Director Compensation

Our compensation practices for non-employee directors are reviewed annually by our Compensation Committee. In addition, at the Compensation Committee’s direction, Semler Brossy analyzes the competitive position of our director compensation program against the peer groups used to review our executive compensation and examines how director compensation levels, practices, and design features compare to members of our compensation peer groups. We review director compensation against companies that have a similar size and growth trajectory as Workday and have similar business characteristics, such as companies focused on cloud applications or enterprise software. You can find additional information on these peer groups in the Compensation Discussion and Analysis section included elsewhere in this proxy statement.

Under our current compensation practices, our non-employee directors receive equity compensation for their service as directors, which we believe reinforces alignment with our stockholders and is consistent with our overall compensation philosophy. Our Board of Directors has historically approved annual refresh grants for our non-employee directors in respect of their board and committee service at levels recommended by our Compensation Committee. Upon joining our Board of Directors, a non-employee director will generally be granted an initial equity award in connection with his or her appointment to the Board. New directors joining our Board of Directors between annual meetings may also receive a pro-rated annual grant. At our 2018 Annual Meeting of Stockholders, our stockholders approved an amendment to our 2012 Equity Incentive Plan providing that a newly appointed non-employee director may receive awards up to $1,750,000 in total value in the calendar year in which the individual first becomes a non-employee director, provided that any initial award granted in connection with the commencement of his or her initial service as a non-employee director shall not exceed $1,000,000 in value.

Consistent with the above, in fiscal 2019, the Compensation Committee granted awards to the non-employee directors as set forth in the following table. Other than as set forth in the table below, in fiscal 2019 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors in respect of their service as members of our Board. However, we reimburse directors for travel expenses incurred in connection with attendance at Board meetings and other Workday events and for expenses incurred for continuing education related to their service as directors.

Name	Grant Date	Number of Shares Subject to RSU Award(1)	Value of RSU Award on the Date of Grant(2)	All Other Compensation		Total Compensation
David A. Duffield (Chairman of the Board)	June 20, 2018	2,728	$349,675	$20,568	(3)	$370,243
George J. Still, Jr. (Vice-Chairman of the Board)	June 20, 2018	3,507	449,527	—		449,527
A. George (Skip) Battle	June 20, 2018	2,825	362,109	—		362,109
Ann-Marie Campbell(4)	—	—	—	—		—
Christa Davies	June 20, 2018	3,117	399,537	—		399,537
Carl M. Eschenbach(5)	June 20, 2018	2,533	324,680	—		324,680
Michael M. McNamara	June 20, 2018	3,020	387,104	—		387,104
Lee J. Styslinger III	June 20, 2018	2,630	337,113	—		337,113
Jerry Yang	June 20, 2018	2,923	374,670	—		374,670

(1)	Unless otherwise noted, RSU awards shown in the table above vest in full on May 15, 2019.
(2)

The amounts included in the “Value of RSU Award on the Date of Grant” column represent the aggregate grant date fair value of the RSU awards calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our Class A common stock on the date of grant.

(3)	Represents cost of attendance for self and one guest and income tax gross-up paid, in respect of attendance at company sponsored events.
(4)

In connection with Ms. Campbell’s appointment to our Board on April 2, 2019, she was granted RSUs in the amount of $1,000,000, one-fourth of which will vest on April 15, 2020 and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates.

(5)

As previously disclosed in our 2018 proxy statement, Mr. Eschenbach was also granted 859 shares on February 15, 2018, representing a prorated portion of Workday’s fiscal 2018 annual Board compensation and 8,859 shares effective February 15, 2018 in connection with his appointment to the Board.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate about bona fide issues or questions with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Secretary at generalcounsel@workday.com or by mail to the Secretary, Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588. The communication should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed. Workday will generally not forward to the Board of Directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about Workday.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

With respect to Workday’s financial reporting process, the management of Workday is responsible for (1) establishing and maintaining internal controls and (2) preparing Workday’s consolidated financial statements. Workday’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for performing an independent audit of Workday’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Workday’s internal control over financial reporting. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workday’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2019 with Workday’s management and EY, as well as management’s assessment and EY’s evaluation of the effectiveness of Workday’s internal control over financial reporting as of January 31, 2019. The Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence from Workday.

Based on our review and discussions with Workday’s management and EY, we recommended to the Board of Directors that the audited consolidated financial statements be included in Workday’s Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Christa Davies (Chair)

A. George (Skip) Battle

Michael M. McNamara

Lee J. Styslinger III

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed under “Executive Compensation”, we describe below transactions for fiscal 2019 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our Class A common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Voting Agreement

Mr. Duffield and Mr. Bhusri, our co-founders, have entered into a stock voting agreement with each other and us. This agreement applies to all Class B common stock owned from time to time by our co-founders and each of their permitted transferees, which represents approximately 79% of the outstanding voting power of our capital stock.

Employee Members of our Board of Directors

During fiscal 2019, in addition to his role as a member of our Board of Directors, Mr. Stankey was employed by Workday and was paid aggregate compensation of $232,789, including base salary of $142,789 and bonus of $90,000.

Real Estate Leases

In fiscal 2019, we leased certain office space in Pleasanton, California under various lease agreements with NPC Holdings, LLC, an affiliate of Mr. Duffield, as set forth in the table below:

Location	Expiration	Base Rent/ Square Foot as of January 31, 2019	Tenant Improvement Allowance Received in Fiscal 2019	Base Rent Paid in Fiscal 2019
Building 6120	07/31/2025	$30.60-36.00	$1,100,918	$1,902,001
Building 6130	03/31/2023	26.40-36.00	389,472	3,062,800
Building 6140	02/09/2025	29.40-36.00	692,436	3,537,399
Building 6150	02/28/2025	30.00-33.60	—	972,052
Building 6160	05/31/2024	29.40-33.00	—	2,749,089

Total:			$2,182,826	$12,223,341

Relationship with Incline Alchemy, Inc.

As of March 8, 2018, Mr. Duffield was a creditor to and held approximately 23% of the outstanding capital stock of Incline Alchemy, Inc., a company majority-owned by Mr. Duffield’s son, Mike Duffield, a former employee of Workday. Incline Alchemy is part of a network of partners who provide implementation services for Workday’s customers. During fiscal 2019, Workday paid $365,155 to Incline Alchemy for the provision of professional services to Workday customers, and related expenses. Additionally, Incline Alchemy made payments to Workday in the amount of $358,341 during fiscal 2019 for training hours and tools, as well as fees paid to Workday for professional service hours.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Christina Erickson, a sister-in-law to James J. Bozzini, our Executive Vice President and Chief Operating Officer, has been employed by us since June 2015. She currently serves as Senior Customer Updates Analyst. During fiscal 2019, Ms. Erickson had total cash compensation, including base salary and other cash compensation, of $137,760.

John Still, the son of George Still, Jr., one of our directors, has been employed by us since October 2017. He currently serves as Marketing Analytics Manager. During fiscal 2019, Mr. Still had total cash compensation, including base salary, bonus, and other cash compensation, of $105,077.

Lien Wolfe, a sister-in-law to Mr. Bozzini, has been employed by us since February 2015. She currently serves as Senior Director, Services Operations. During fiscal 2019, Ms. Wolfe had total cash compensation, including base salary, bonus, and other cash compensation, of $227,267.

The salary and bonus levels of Ms. Erickson, Mr. Still, and Ms. Wolfe were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our executive officers and directors. They also received equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Relationship with Aon, plc

Ms. Davies, one of our directors, is the Chief Financial Officer and Executive Vice President of Global Finance of Aon, plc. Aon is a customer of Workday and made payments to Workday of $12,379,354 in fiscal 2019. These transactions were based on arms-length agreements entered into in the ordinary course of business.

Relationship with Flex, Ltd.

Mr. McNamara, one of our directors, was the Chief Executive Officer of Flex Ltd. during fiscal 2019. Flex is a customer of Workday and made payments to Workday of $7,624,124 in fiscal 2019. These transactions were based on arms-length agreements entered into in the ordinary course of business.

Relationship with The Home Depot, Inc.

Ms. Campbell, one of our directors, is Executive Vice President—U.S. Stores of The Home Depot, Inc. The Home Depot is a customer of Workday and made payments to Workday of $16,290,866 in fiscal 2019. These transactions were based on arms-length agreements entered into in the ordinary course of business.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

Statement of Policy Regarding Related Party Transactions

We have adopted a written related-party transactions policy which provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family member of the foregoing “related parties,” are not permitted to enter into a material related party transaction with us without the review, consideration and approval or ratification of the disinterested members of the Audit Committee. For this policy, a material related party transaction is defined as a transaction with a related party in which the amount involved exceeds $120,000, or contributions to affiliated charities above $50,000. In approving or rejecting any proposed related party transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee in determining whether such transaction is fair to Workday and in the best interest of all of our stockholders, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related party’s interest in the transaction; the benefits that the transaction provides to us; and whether the transaction was undertaken in the ordinary course of business.

EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table provides certain information about Workday’s executive officers and other executive management as of April 26, 2019.

Executive Officers:	Age	Current Position(s) with Workday
Aneel Bhusri	53	Co-Founder, Chief Executive Officer and Director
James J. Bozzini	52	Executive Vice President and Chief Operating Officer
Petros Dermetzis	57	Chief Products Officer
Luciano G. Fernandez	49	Co-President
James P. Shaughnessy	64	Senior Vice President, General Counsel and Secretary
Robynne D. Sisco	53	Co-President and Chief Financial Officer

Other Executive Management:
Thomas F. Bogan	67	Executive Vice President, Business Planning Unit
Christine M. Cefalo	41	Chief Marketing Officer
Sayan Chakraborty	51	Senior Vice President of Technology
David Clarke	48	Chief Technology Officer
Ashley D. Goldsmith	46	Chief People Officer
Emily McEvilly	47	Senior Vice President, Global Customer Services
Sheri Rhodes	50	Senior Vice President, Chief Information Officer
Doug Robinson	46	Senior Vice President, Sales Americas
W. Philip Wilmington	59	Vice-Chairman

Executive Officers

For information on the business background of Mr. Bhusri, see “Proposal No. 1—Election of Directors” above.

James J. Bozzini joined Workday in 2007 to lead our Services and Operations functions and currently serves as Executive Vice President and Chief Operating Officer. From 1999 to 2002, Mr. Bozzini served as Chief Operating Officer at Evolve Software, and between 1991 and 1999, he held a number of senior management positions at PeopleSoft, including Senior Vice President of Services. Mr. Bozzini received a bachelor’s degree in business administration from California State University, Chico.

Petros Dermetzis joined Workday in 2005 to lead our Development function and currently serves as our Chief Products Officer. Mr. Dermetzis served as our Executive Vice President, Development from 2015 to 2017 and as Vice President, Development Services from 2007 to 2015. From 1993 to 2005, Mr. Dermetzis held a number of key development and international sales operations positions at PeopleSoft, most recently as General Manager and Group Vice President of Tools & Technology. Mr. Dermetzis received a bachelor’s degree in marketing engineering from Huddersfield University in the United Kingdom and a master’s of science degree in information management from Lancaster University in the United Kingdom.

Luciano G. Fernandez joined Workday in 2014 and currently serves as Co-President. From February 2017 to February 2018, Mr. Fernandez served as Workday’s Executive Vice President, Global Field Operations. Until February 2017, he served as President, EMEA and APJ at Workday. From 2007 to 2013, Mr. Fernandez served as Senior Vice President and Head of Innovation Sales at SAP EMEA. From 2002 to 2007, Mr. Fernandez was Vice President of EMEA Sales at Infor where he was responsible for global and large accounts. Prior to that, Mr. Fernandez served as a founding partner and General Manager at Blue C and as a senior consultant for McKinsey & Company. Mr. Fernandez received a bachelor’s degree in physics from the University of Salamanca in Spain and a master’s degree in business administration from Instituto de Empresa in Spain.

James P. Shaughnessy joined Workday in August 2011 and has served as our Senior Vice President, General Counsel and Secretary since that date. From June 2007 to August 2011, Mr. Shaughnessy was Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. From 2005 to 2007, Mr. Shaughnessy served as Senior Vice President and General Counsel of Lenovo Group Ltd., in 2004 he served as Senior Vice President, General Counsel and Secretary of PeopleSoft, and prior to 2004 held senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy received a bachelor’s degree in political science from Northern Michigan University and a juris doctor degree and master’s degree in public policy from the University of Michigan.

Robynne D. Sisco joined Workday in August 2012 and has served as Co-President and Chief Financial Officer since February 2018. Ms. Sisco served as our Chief Accounting Officer from 2012 until her appointment as Workday’s Chief

Financial Officer in April 2016. From June 2009 to August 2012, Ms. Sisco served as Chief Accounting Officer and Corporate Controller at VMWare, a global virtual infrastructure software provider. Ms. Sisco also previously served as Senior Vice President and Chief Accounting Officer at VeriSign, held senior finance positions at Oracle, Visa, General Electric, and Ford, and currently serves on one private company board. Ms. Sisco received a bachelor’s degree in economics from Claremont McKenna College and a master’s degree in business administration in finance from Golden Gate University.

Other Executive Management

Thomas F. Bogan joined Workday in August 2018 through our acquisition of Adaptive Insights and serves as our Executive Vice President, Business Planning Unit. Mr. Bogan previously served as Chief Executive Officer of Adaptive Insights from January 2015 until Workday’s acquisition of Adaptive Insights in August 2018. From January 2015 until August 2018, Mr. Bogan also served as a member of the board of directors of Adaptive Insights. From November 2007 until its acquisition by Vista Equity Partners in January 2019, Mr. Bogan served as a member of the board of directors of Apptio, Inc. and as its Chairman from February 2012 to January 2019. Mr. Bogan also served as a member of the board of directors of Citrix Systems, Inc. from January 2003 to June 2016, as its Chairman from May 2005 to July 2015, and as its lead independent director from July 2015 to June 2016. Mr. Bogan served as a member of the board of directors of PTC, Inc. from August 2011 to June 2015 and as a member of the board of directors of Rally Software Development Corp. from December 2009 to July 2015. From May 2004 to December 2009, Mr. Bogan served as a partner of Greylock Partners. Mr. Bogan has also served as a director and executive officer of various privately held companies. Mr. Bogan received a bachelor’s degree in accounting from Stonehill College and previously served on Stonehill College’s Board of Trustees.

Christine M. Cefalo joined Workday in 2008 and serves as our Chief Marketing Officer. Since joining Workday, Ms. Cefalo has served in a variety of marketing and communications leadership positions, including Vice President of Corporate Communications and Senior Vice President of Marketing. Prior to joining Workday, Ms. Cefalo served as a technology practice leader for global communications firm Porter Novelli and founded her own public relations consultancy. Ms. Cefalo also spent five years on the public relations team at PeopleSoft. Ms. Cefalo received a bachelor’s degree in journalism from California State University, Chico.

Sayan Chakraborty joined Workday in May 2015 through our acquisition of GridCraft, Inc. and serves as our Senior Vice President of Technology. From May 2015 until November 2017, he served as Vice President, Software Development. Mr. Chakraborty co-founded Gridcraft in June 2013 and served as its Chief Operating Officer until the company was acquired by Workday. Prior to founding Gridcraft, Mr. Chakraborty was at Oracle, where he served as Vice President, GBU Core Technologies from October 2011 to January 2013 and as Vice President, Collaboration Technologies from February 2008 to October 2011. Mr. Chakraborty also previously held senior engineering positions at Skyetek, Atheros Communications, Sigaba, Cygnus, and Trimble. Mr. Chakraborty received a bachelor’s degree and master’s degree in aerospace engineering from the Massachusetts Institute of Technology.

David Clarke joined Workday in February 2008 through our acquisition of Cape Clear Software and serves as our Chief Technology Officer. Since joining Workday, Mr. Clarke has served in various leadership positions, including Senior Vice President of Technology Development. Mr. Clarke co-founded Cape Clear Software and served as its Chief Executive Officer and Senior Vice President Products from 1999 until its acquisition by Workday in 2008. Earlier in his career, Mr. Clarke worked in product management leadership at Iona Technologies. Mr. Clarke received a bachelor’s degree in computer science from Trinity College in Ireland.

Ashley D. Goldsmith joined Workday in 2013 and serves as our Chief People Officer. From September 2010 to August 2013, Ms. Goldsmith served as Chief Human Resources Officer (“CHRO”) and Executive Vice President at Polycom, Inc., a standards-based unified communication and collaboration company. From 2008 to 2010, Ms. Goldsmith was Senior Vice President of Human Resources, Corporate Communications, and Environmental Health and Safety for the Tissue Diagnostics Division of F. Hoffmann-La Roche AG, a global healthcare company. Ms. Goldsmith has also served as CHRO at Ventana Medical Systems from 2007 to 2008 and held a number of human resources roles at The Home Depot from 1995 to 2007, including Vice President of Human Resources. Ms. Goldsmith holds a master’s degree in business administration from the Kellogg School of Management at Northwestern University, a master’s degree in human resource development from Georgia State University, and a bachelor’s degree in psychology from Vanderbilt University.

Emily McEvilly joined Workday in 2010 and serves as our Senior Vice President, Global Customer Services. Since joining Workday, Ms. McEvilly has served in a variety of leadership roles within our services organization, including Senior Vice President, Service Operations and Readiness; Senior Vice President, North America Field Services; and Senior Vice President, Global Field Services. Prior to joining Workday, Ms. McEvilly was at Oracle, where she served as a consulting practice director from 2003 to 2010 and as a client executive from 2000 to 2003. Ms. McEvilly also spent three years as a consultant with Accenture from 1994 to 1997. Ms. McEvilly received a bachelor’s degree in international business from Clemson University.

Sheri Rhodes joined Workday in April 2019 and serves as our Senior Vice President, Chief Information Officer. Ms. Rhodes served as Executive Vice President and Chief Technology Officer at Western Union, a financial services company, from February 2018 to April 2019, as its Senior Vice President and Acting Chief Technology Officer from September 2017 to February 2018, and as its Senior Vice President and Chief Technology Officer, Digital and Global Payments, from May 2017 to September 2017. From December 2015 to May 2017, Ms. Rhodes served as Chief Information Officer for Electronics for Imaging, a digital printing technology company. From December 2009 to December 2015, Ms. Rhodes served as Vice President of Global Applications for Symantec, a software company. She also previously held leadership positions at Visa, Washington Mutual, KPMG, and Wells Fargo. Ms. Rhodes received a bachelor’s degree and master’s degree in business administration from San Diego State University.

Doug Robinson joined Workday in 2010 and serves as our Senior Vice President, Sales Americas. Since joining Workday, Mr. Robinson has served in a variety of leadership roles within our sales organization, including Regional Vice President Sales, West Large Enterprise; Vice President, North America Sales Strategy; and Group Vice President, Medium Enterprise Sales. Prior to joining Workday, Mr. Robinson was at Oracle, where he served as a regional manager from 2003 to 2010 and as an account executive from 2003 to 2005. Mr. Robinson received a bachelor’s degree in finance and management information systems from Ohio University.

W. Philip Wilmington is Vice-Chairman of Workday. Mr. Wilmington joined Workday in February 2015 as Executive Vice President Field Operations, and served as our Co-President from June 2015 until his appointment to Vice-Chairman in 2018. From September 2012 to January 2015, Mr. Wilmington was the President and Chief Operating Officer of Tidemark Systems, Inc., a provider of corporate performance management software for planning, budgeting, forecasting, and analytics. Mr. Wilmington also served as the Chief Executive Officer of OutlookSoft from 2005 to 2007, as Co-President at PeopleSoft from October 2004 to December 2004, and previously held senior leadership positions at TriNet and Tesseract Software. Mr. Wilmington received a bachelor’s degree in marketing from Bradley University and previously served on Bradley University’s Board of Trustees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2019 for:

•	Aneel Bhusri, our Chief Executive Officer and Director;

•	James J. Bozzini, our Executive Vice President and Chief Operating Officer;

•	Petros Dermetzis, our Chief Products Officer;

•	Luciano G. Fernandez, our Co-President; and

•	Robynne D. Sisco, our Co-President and Chief Financial Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our NEOs. The material terms of the compensation provided to our NEOs for fiscal 2019 is described in this section and set forth in more detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions relating to those tables. This section also discusses our executive compensation philosophy, objectives, and design; how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during fiscal 2019; the role of Semler Brossy, our outside compensation consultant for executive compensation decisions for fiscal 2019; and the peer companies used in evaluating executive officer compensation.

Executive Summary

Fiscal 2019 Financial and Business Highlights

We provide enterprise cloud applications for financial management, human capital management, planning, and analytics. We offer Workday applications to our customers on an enterprise-wide subscription basis, typically with contract terms of three years or longer and with subscription fees largely based on the size of the customer’s workforce.

In fiscal 2019, we achieved significant financial and operational results:

•	We increased our revenues from $2.14 billion in fiscal 2018 to $2.82 billion in fiscal 2019;

•	We acquired Adaptive Insights, further enabling our customers to plan, execute, and analyze, and went live on the Adaptive Insights Business Planning Cloud in just 10 weeks;

•	We established a $250 million Workday Ventures fund to invest in emerging enterprise technology;

•	We achieved a 98% customer satisfaction rating; and

•

We were ranked #1 on the Fortune Future 50 list, which recognizes the global companies with the best prospects for long-term growth. In addition, Workday was ranked #2 on the list of the 50 Best Workplaces in Technology in the Large Companies category, as well as #3 on the list of the 100 Best Workplaces for Women by Fortune and Great Place to Work Institute.

Executive Compensation Philosophy, Objectives, and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize, and retain talented individuals in the areas of product development, sales, marketing, services, and general and administrative functions. The market for skilled personnel in the software industry is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

In fiscal 2019, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to promote Workday’s core values and align with our business strategy. The Compensation Committee believes that a great work environment, substantial employee ownership, and meaningful pay and benefits support a winning team, company, and workplace. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals. Further, our compensation is designed to be focused on ownership, innovation, and results, and to be fair and flexible. Accordingly, key elements of our total rewards philosophy include the following:

Focus on ownership: We believe that all of our employees should share in the ownership of Workday. Therefore, equity compensation is a larger part of total rewards than the market norm, which we believe best aligns the interests of our employees with our stockholders. Likewise, we place less focus on cash compensation relative to our peer groups in favor of equity-based incentive compensation.

Focus on innovation and performance: We reward performance, while recognizing market-based differences between functions. The development of great products is the life-blood of the company, and the compensation structure for product developers is weighted toward long-term compensation in support of longer-term objectives. In contrast, sales compensation is weighted toward variable short-term compensation in accordance with market practices and to promote revenue growth.

Fair and flexible: The Compensation Committee recognizes the importance of providing fair rewards for employee contributions. We seek to provide target total direct compensation (base salary, bonus, and equity) that is at or above market norms, and to provide parity and consistency within functions. We also believe in adhering to budgets, ensuring transparency, and promoting understanding of our compensation philosophy and practices by employees, while at the same time retaining the flexibility needed to promote employee acquisition and retention.

WHAT WE DO	WHAT WE DO NOT DO

Pay for Performance: We link pay to performance by heavily weighting total compensation to long-term equity awards that align executive interests with the interests of our stockholders.	No Single Trigger Acceleration: We do not provide for single trigger acceleration following a change in control.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisors.	No Special Perquisites: We do not provide special perquisites for executives.

Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.	No Hedging in Company Securities: Executives, directors, and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities.

Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of our executive and broad-based compensation programs to promote prudent risk management.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses.

Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive relevant experience.	No Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights (“SARs”).

Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (5x for CEO and 3x for other executive officers) or a set dollar amount for members of our Board of Directors ($600,000).	No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”

Clawback Policy: Our Officer Recoupment Policy provides that our Board may require the forfeiture, recovery, or reimbursement of incentive-based compensation from an executive officer in the event the officer’s fraud results in a restatement of Workday’s financial results.

Objectives

Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	provide competitive compensation to recruit, retain, and motivate top talent;

•	align the interests of our executive officers and stockholders through the use of equity awards; and

•	motivate and reward behavior consistent with our goals and performance objectives.

The Compensation Committee reviews our compensation structure at least annually and more frequently as needed to focus on different business objectives.

Design

Our executive compensation program has been weighted more heavily towards equity. The Compensation Committee believes that compensation in the form of equity helps to align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. We use restricted stock units (“RSUs”) as our primary equity vehicle for our executive officers, including our NEOs. We believe that RSU awards both align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our executive officers in the value of their compensation. To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and, other than for our Chief Executive Officer, semi-annual cash bonuses, resulting in total cash compensation for our executive officers that historically has been low relative to companies in our peer groups. We do not benchmark to specific percentiles for any element of our compensation program, but instead use the peer group information for general guidance.

During fiscal 2019, our Compensation Committee, with the assistance of its compensation consultant, Semler Brossy, reviewed our executive compensation, including base salaries, bonuses, equity awards, and benefit programs, to continue to align our compensation program with stockholder interests and provide appropriate rewards and incentives for our executive officers.

Our Compensation-Setting Process

Pursuant to its charter and in accordance with Nasdaq rules, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from members of our executive management team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. For additional information on the Compensation Committee, see “Committees of the Board of Directors—Compensation Committee” elsewhere in this proxy statement.

The initial compensation arrangements with our executive officers other than our Chief Executive Officer were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment. In fiscal 2019, the Compensation Committee and our Board of Directors considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our NEOs. The Compensation Committee and our Board of Directors reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product, and competitive factors, as well as the succession planning objectives for our various executive officer positions. The Compensation Committee and our Board of Directors also reviewed a study by Semler Brossy regarding the compensation of executives at the companies in our compensation peer groups. As noted above, we do not benchmark the compensation levels of our executive officers to our peer companies, but we do review and consider the peer group information among various other factors in making compensation decisions. Except with respect to our Chief Executive Officer’s compensation, our Chief Executive Officer made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our Chief Executive Officer was not present for the discussions of our Board of Directors regarding his performance and compensation. Following deliberation, the Compensation Committee approved the cash compensation to be paid to our NEOs and granted RSU awards to our NEOs, each as described below and in the Summary Compensation Table.

2018 Stockholder Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders in June 2018, we conducted a stockholder advisory vote on the compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2018 compensation of our NEOs, with approximately 99.1% of the votes cast in favor of our Say-on-Pay proposal.

The Compensation Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review, which generally takes place in the spring. Following our 2018 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the Say-on-Pay vote, and concluded based on the results of such vote and the stockholders’ endorsement of our compensation program that our executive compensation program was operating as anticipated. Consequently, the Compensation Committee did not make any significant changes to our executive compensation program based on its review of the voting results.

Following a stockholder vote in 2015, our Board of Directors adopted a policy providing for annual Say-on-Pay votes. Our Board of Directors values the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our NEOs.

Role of Management

The role of management is to preliminarily design our executive compensation programs, policies, and governance and make recommendations to the Compensation Committee regarding these matters. In this respect, management reviews the effectiveness of our compensation programs, including competitiveness and alignment with Workday’s objectives. Management also recommends changes to our compensation programs to best ensure achievement of program objectives and reviews and makes recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans. Our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to base salaries, bonuses, and other awards for our executive officers, including our NEOs other than the Chief Executive Officer.

Role of the Compensation Consultant

The Compensation Committee retained Semler Brossy to advise on our fiscal 2019 executive compensation programs and practices and our executive compensation decisions given Semler Brossy’s expertise in the technology industry, especially with other cloud and enterprise software companies. During fiscal 2019, Semler Brossy provided the following services as requested by the Compensation Committee:

•	assisted in the development of the compensation peer groups we used to understand market competitive compensation practices;

•

reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis), including our NEOs, and also for members of our Board of Directors;

•

reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market, as well as conducting an equity burn rate and overhang analysis;

•	reviewed and assessed our current severance and change in control benefits against peer practices; and

•	advised on regulatory developments relating to executive compensation and collaborated on the risk assessment relating to employee compensation.

All other analyses relating to executive compensation for fiscal 2019 were conducted internally. Internal analyses included gathering and analyzing data and reviewing and advising on principal aspects of executive compensation. Base salaries, equity awards, and bonuses for our executive officers were among the items reviewed internally based on market data provided by Semler Brossy.

During fiscal 2019, the Compensation Committee reviewed the fees provided to Semler Brossy relative to Semler Brossy’s revenues, the services provided by Semler Brossy to the Compensation Committee, any relationships between Semler Brossy and its consultants and our executive officers, any stock ownership of Workday by Semler Brossy, and other factors relating to Semler Brossy’s independence, and concluded that Semler Brossy is independent within the meaning of the listing standards of the Nasdaq Stock Market and that its engagement did not present any conflict of interest. The Compensation Committee has retained Semler Brossy to advise on our executive compensation programs and practices for the fiscal year ending January 31, 2020.

Compensation Peer Group

In December 2017, with the assistance of Semler Brossy, our Compensation Committee reviewed our primary compensation peer group. The compensation peer group was generally developed from companies with a focus on applications software, systems software, or internet software, with revenues of 0.4 to 2.5 times our annual revenues, and at least a 4.0 ratio of market capitalization to revenues, and then further refined by targeting companies with similar business characteristics, such as those focused on cloud applications or enterprise software or those with a focus on innovation and research and development. We also generally sought to include companies with revenue growth of greater than 10% where possible.

Our primary compensation peer group for fiscal 2019 consisted of the following companies:

Akamai Technologies, Inc.	ServiceNow, Inc.
Arista Networks, Inc.	Splunk, Inc.
athenahealth, Inc.	Square, Inc.*
Autodesk, Inc.	Synopsys, Inc.
Cadence Design Systems, Inc.	Symantec Corporation
Fortinet, Inc.	Tableau Software, Inc.
Palo Alto Networks, Inc.	The Ultimate Software Group, Inc.
Red Hat, Inc.

*	Added to the compensation peer group for fiscal 2019

The Compensation Committee eliminated LinkedIn Corporation (acquired by Microsoft Corporation), NetSuite Inc. (acquired by Oracle Corporation), and Citrix Systems, Inc. from the fiscal 2019 compensation peer group as they did not meet one or more of the criteria discussed above or were otherwise no longer considered to be meaningful comparison points based on geographic scope or business focus and strategy. However, we continued to include Citrix Systems, Inc. in the supplemental list of reference companies described below.

While the Compensation Committee and our Board of Directors consider the compensation levels of the executives at the companies in our primary compensation peer group to provide a general understanding of market practices among similar companies, we do not benchmark or specifically set compensation levels based on the percentile levels reflected by the compensation peer group.

In addition, with the assistance of Semler Brossy, our Compensation Committee developed a supplemental set of reference companies. The reference companies listed below were generally selected from companies that had a total market capitalization of between $10 billion and $80 billion and reflect companies that we may compete with for executive talent, as well as companies we consider to be market leaders in developing competitive compensation practices within the technology industry. We did not limit ourselves to a specific set of criteria for their selection and instead the group was determined based on input from management and the Compensation Committee from companies they considered important for understanding practices, trends, and overall executive compensation levels at technology companies. The Compensation Committee reviewed pay levels of this group as part of its competitive pay assessment. Some companies are in both the primary peer group and this reference group because they were determined to be appropriate for the objectives of each group.

The reference companies for fiscal 2019 consisted of the following companies:

Akamai Technologies, Inc.	Palo Alto Networks, Inc.
Activision Blizzard, Inc.	PayPal Holdings Inc.
Adobe Systems Incorporated	Red Hat, Inc.
Autodesk, Inc.	salesforce.com, inc.
Cerner Corporation	ServiceNow, Inc.
Citrix Systems, Inc.	Square, Inc.*
Electronic Arts Inc.	Symantec Corporation
Intuit, Inc.	Twitter, Inc.
Netflix, Inc.*	VMware, Inc.

*	Added to the reference companies group for fiscal 2019. LinkedIn Corporation was eliminated from the reference compensation group for fiscal 2019.

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, semi-annual cash bonuses, equity-based awards, and health and welfare programs. Except with respect to target semi-annual cash bonuses, which typically are expressed as a pre-determined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements. Rather, each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, we believe our use of RSU awards, which generally vest over four years, promotes a culture of long-term value creation, while cash bonuses payable based upon semi-annual performance drive toward achievement of near-term objectives.

In fiscal 2019, the Compensation Committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers; made adjustments to our executive officers’ base salaries and target annual bonus opportunities; and made annual equity awards. Following deliberation and consideration of the factors discussed below, our Board of Directors and Compensation Committee determined that equity awards should continue to be a significant portion of executive compensation, and that cash compensation (including base salary and bonuses) should remain lower relative to market norms.

Base Salary

We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities. Our Chief Executive Officer received a base salary of $33,280 per year upon the commencement of his employment, which was increased to $65,000 effective January 8, 2017. The increase was a result of Mr. Bhusri’s salary being tied to regulatory minimums which began increasing in calendar year 2017. The base salary of each of the NEOs other than our Chief Executive Officer was established as the result of arm’s-length negotiation with the individual at the time of his or her initial hiring or appointment. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required. For fiscal 2019, the Compensation Committee reviewed the base salaries of our NEOs, after considering a compensation analysis performed by Semler Brossy, and increased Mr. Fernandez’s base salary by £14,000, Ms. Sisco’s base salary by $50,000, and each of Mr. Bozzini’s and Mr. Dermetzis’ base salary by $60,000, all of which were made in recognition of increased responsibilities in their respective roles.

The base salaries paid to our NEOs during fiscal 2019 are set forth in the Summary Compensation Table below.

Annual Cash Bonuses

Historically, our Chief Executive Officer has not participated in a cash bonus plan. Our executive officers other than the Chief Executive Officer are eligible to participate in a discretionary semi-annual cash bonus plan available to key employees. The target annual bonus opportunity of each of the NEOs other than the Chief Executive Officer is equal to 50% of his or her base salary, other than Mr. Fernandez, whose target bonus is 100% of his base salary. Because of our emphasis on equity-based compensation, annual bonuses are not intended to constitute a material amount of the total compensation for our NEOs. The performance objectives for our executive officers do not have specific targets associated with them, and our Compensation Committee has complete discretion to determine the amount of bonus for each performance period.

The NEOs’ discretionary performance objectives for payment under the semi-annual cash bonus plan for fiscal 2019 generally included: 1) performance relative to their individual and organizational goals; 2) contributions to achievement of corporate goals; 3) contributions to achievement of financial goals; and 4) evaluation of their leadership. The Compensation Committee reviewed the performance of the company and the individual NEOs and determined that the performance objectives had been met or exceeded. Therefore, a total of $383,930 in discretionary bonuses was paid to the NEOs (other than the Chief Executive Officer) for the first half of fiscal 2019, representing approximately 101% of their collective target bonus for the first half of fiscal 2019, and a total of $543,530 in discretionary bonuses was paid to the NEOs (other than the Chief Executive Officer) for the second half of fiscal 2019, representing approximately 117% of their collective target bonus for the second half of fiscal 2019.

For Mr. Bozzini, factors considered by the Compensation Committee in determining his bonus amounts included his broad leadership as our Chief Operating Officer, as well as his role in our achievement of significant revenue growth and a 98% customer satisfaction rating. For Mr. Dermetzis, factors considered by the Compensation Committee in determining his bonus amounts included his achievement of key product development goals, as well as his leadership of our products and technology organization. For Mr. Fernandez, factors considered by the Compensation Committee in determining his bonus amounts included his leadership of our global sales organization, as well as his support of numerous successful large enterprise transactions and significant revenue growth. For Ms. Sisco, factors considered by the Compensation Committee in determining her bonus amounts included her leadership of our global finance organization, strong sales support of Workday financials customers and prospects, and the successful integration of Adaptive Insights’ systems and processes within Workday.

The discretionary bonuses paid to our NEOs for fiscal 2019 are set forth in the Summary Compensation Table below.

Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to take actions that will benefit Workday and its stockholders over the long term.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term strategic and financial objectives. The sizes of these awards are not determined based on a specific formula, but rather through the exercise of the Compensation Committee’s judgment after considering the individual performance of each of the executive officers, including financial, operational, customer, strategic, product and competitive factors, the recommendations of our Chief Executive Officer (except with respect to his awards), the appropriate level of compensation for the position given the scope of responsibility, the need to hire or retain an individual in a particular position, the current unvested equity held by such individuals and related vesting schedules, the level of each executive officer’s total target cash compensation (base salary plus target cash bonus opportunity), and the perceived retentive value of the proposed awards. For the Chief Executive Officer, executive leadership factors are also considered. In addition, the Compensation Committee reviews and considers the equity awards granted to the executives at the companies in the compensation peer groups, although it does not specifically benchmark to those companies.

As noted above, our equity awards generally take the form of time-based RSU awards with a four-year vesting schedule. The Compensation Committee believes that these RSU awards serve as an effective retention tool for our executive officers, because unvested awards are generally forfeited if an executive officer voluntarily leaves us before the awards have vested. Additionally, the Compensation Committee believes that time-based RSU awards encourage completion of our long-term objectives.

The RSU awards granted to our NEOs in fiscal 2019 were as follows:

Named Executive Officer	Number of Shares Subject to RSU Award(1)	Grant Date Fair Value of RSU Award(2)
Aneel Bhusri	78,260	$9,759,805
James J. Bozzini	50,869	6,343,873
Petros Dermetzis	66,521	8,295,834
Luciano G. Fernandez	74,347	9,271,814
Robynne D. Sisco	66,521	8,295,834

(1)

The RSU awards are subject to vesting based on continued service over four years, with one-fourth of such awards vesting one year from April 15, 2018, after which the awards vest in equal installments over the next 12 quarters.

(2)

The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

In making these awards, the Compensation Committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity awards held by our executive officers, including our NEOs, and considered a proposed grant value for each executive with reference to the compensation practices of our compensation peer group and in light of our compensation philosophy. Based on this review, the Compensation Committee agreed that the fiscal 2019 equity grants, together with existing equity awards, appropriately incentivized our executives and satisfied our retention goals for the near-term future, as well as motivated our executives to take actions in support of longer-term stockholder interests.

Benefits Programs

Our employee benefit programs, which include our 401(k) plan, employee stock purchase plan, and health and welfare programs, such as health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Other than Mr. Fernandez, our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees. Mr. Fernandez is eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other full-time employees based in the United Kingdom.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, with the exception of Mr. Fernandez, we do not generally provide perquisites to our executive team. For Mr. Fernandez, we provide certain perquisites and benefits in connection with his international assignment and certain payments in lieu of pension benefits. In the future, we may provide perquisites or other personal benefits to our NEOs in limited circumstances, such as when we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits for executives will be subject to review and approval by the Compensation Committee.

Post-Employment Compensation

We have a change in control policy applicable to our executive officers and certain other employees which provides for severance payments and benefits in the event of a qualifying termination of employment following a change in control of Workday. In addition, certain of our executive officers have post-employment compensation arrangements. The Compensation Committee determined that these arrangements and policy were both competitively reasonable and necessary to recruit and retain key executives. The material terms of these post-employment payments to our NEOs are set forth in “Potential Payments upon Termination or Change in Control” below. We do not provide for single trigger acceleration following a change in control and do not provide tax gross-ups for “excess parachute payments.”

Other Compensation Policies

Executive Officer Recoupment Policy

The Compensation Committee has adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results as a result of fraud by such executive officer, and the compensation earned by the executive officer was based on achieving financial results in excess of what could have been earned by the executive officer based on the restated financial results, in all cases as determined by the Board of Directors. The recovery period extends up to three years prior to the date of the restatement, for periods after the effective date of the policy.

Equity Awards Grant Policy

The Compensation Committee has adopted a policy governing equity awards that are granted to our executive officers and employees and members of our Board of Directors. This policy provides that equity awards will be granted either by our Board of Directors or the Compensation Committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our Board of Directors, and provides that the Chief Executive Officer, Chairman of the Board, either Co-President or Chief Financial Officer may make awards to non-executive employees within prescribed limits. Generally, new hire awards will be effective on the 15th day of the month following commencement of employment, while promotion and discretionary awards for our executive officers will be effective on the 15th day of March, June, September, or December and on the 15th day of any month for non-executive employees. Refresh awards made in connection with Workday’s annual review cycle will be effective on a date occurring in March, April, or May that is designated by the Board of Directors or the Compensation Committee prior to the end of the immediately preceding calendar year, in each case unless otherwise approved by our Board of Directors or the Compensation Committee. The exercise price of all stock options and SARs must be equal to or greater than the fair market value of our common stock, as defined in the 2012 Equity Incentive Plan, on the date of grant.

Derivatives Trading and Hedging Policy

Our Policy on Trading in Securities prohibits the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and members of our Board of Directors.

Policy regarding 10b5-1 Plans for Directors and Executive Officers

Generally, our Policy on Trading in Securities requires our executive officers and members of our Board of Directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities which they beneficially own and provides that such individuals may not trade in our equity securities during “blackout” periods.

Stock Ownership Guidelines

We maintain Stock Ownership Guidelines that require our Chief Executive Officer to own and hold shares of our stock with a value that is at least equal to the greater of five times his annual base salary or $600,000, our other executive officers to own and hold shares of our stock with a value equal to or greater than three times their annual base salaries, and members of our Board of Directors to own and hold shares of our stock with a value equal to or greater than $600,000. This ownership requirement may be satisfied by ownership of shares of either our Class A or Class B common stock, vested RSUs, and any other shares of our equity securities held by affiliates or family members in which the individual holds a beneficial interest.

Compensation Policies and Practices as they Relate to Risk Management

The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:

•

We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our RSUs have time-based vesting, generally over a period of four years.

•

We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•

While we do not cap the cash incentive award for our sales incentive plan to provide maximum incentive for our sales force to meet and exceed their revenue objectives, we do maintain internal controls over the determination of sales incentive awards which we believe help prevent problematic behaviors.

•	Our employees of Workday are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.

•

The Compensation Committee approves the employee annual and new hire equity award guidelines as well as the overall annual equity pool. Any recommended equity awards outside these guidelines require approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.

•	A significant portion of the compensation paid to our executive officers and the members of our Board of Directors is in the form of RSUs, to align their interests with the interests of stockholders.

•	We maintain Stock Ownership Guidelines for our executive officers and the members of the Board of Directors to ensure that they retain specified levels of equity in Workday.

•

As part of our Policy on Trading in Securities, we prohibit hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

•

Our Board of Directors has adopted an Executive Officer Recoupment Policy providing that it may require reimbursement or forfeiture of all or a portion of any cash compensation that was paid to an executive officer based on financial results if a restatement of those results is required and it determines that fraud on the part of the executive officer contributed to the need for the restatement.

Tax and Accounting Considerations

Limitation on Deductibility of Executive Compensation

We do not require executive compensation to be tax deductible to Workday, but instead balance the cost and benefits of tax deductibility to correspond with our executive compensation goals. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1,000,000 paid in any taxable year to certain of its executive officers.

Recent tax reform changes have limited or eliminated certain exemptions to the Section 162(m) deductibility limit which were previously available for “qualified performance-based compensation,” including stock option grants. As a result, any compensation paid to certain of our executive officers in excess of $1,000,000 will be non-deductible unless such compensation was previously exempt and is payable pursuant to a binding arrangement in effect on November 2, 2017. We believe it is likely that compensation expense incurred from the majority of our cash compensation and upon the exercise of stock options granted prior to November 2, 2017, as well as time-based RSUs granted prior to April 1, 2015 pursuant to applicable transition rules, will continue to be deductible in future years. However, because the tax reform changes are complex and in part, unsettled, deductibility is not certain. All other compensation paid to such executive officers in excess of $1,000,000, including cash compensation and future grants of equity awards will likely be non-deductible in future years.

We expect that the Compensation Committee will continue to seek to balance the cost and benefit of tax deductibility with our executive compensation goals designed to promote stockholder interests, retaining discretion to approve compensation that is non-deductible when it believes that such payments are appropriate to attract and retain executive talent. As a result, we expect that a significant portion of future cash and equity payments to our executive officers may not be tax deductible under Section 162(m).

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2019, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for share-based compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees, non-employees, and directors, including stock options, RSU awards, and shares acquired through our Employee Stock Purchase Plan (“ESPP”), over the period during which the award recipient is required to perform services in exchange for the award. We estimate the fair value of stock options and shares acquired through our ESPP using the Black-Scholes option-pricing model. For RSU awards, the fair value is based on the closing price of our common stock on the grant date. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in Workday’s Annual Report on Form 10-K for fiscal 2019 and included in this proxy statement.

Submitted by the Compensation Committee of our Board of Directors:

George J. Still, Jr. (Chair)

A. George (Skip) Battle

Jerry Yang

SUMMARY COMPENSATION TABLE

The following table provides information concerning all plan and non-plan compensation earned by each of our NEOs during the fiscal years ended January 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)(3)	All Other Compensation(4)	Total
Aneel Bhusri	2019	$65,250		$—		$9,759,805	$1,950	$9,827,005
Chief Executive Officer	2018	65,250		—		9,070,098	9,771	9,145,119
	2017	36,250		—		2,163,379	983	2,200,612

James J. Bozzini	2019	296,654		177,000		6,343,873	13,388	6,830,915
Executive Vice President and Chief Operating Officer	2018	238,846		142,000		5,542,847	20,252	5,943,945
	2017	205,385		93,500		4,326,759	15,460	4,641,104

Petros Dermetzis	2019	296,654		177,000		8,295,834	12,388	8,781,876
Chief Products Officer

Luciano G. Fernandez	2019	296,402	(5)	373,460	(5)	9,271,814	437,012	10,378,688
Co-President

Robynne D. Sisco	2019	339,231		200,000		8,295,834	38,839	8,873,904
Co-President and Chief Financial Officer	2018	295,769		171,000		4,535,049	30,808	5,032,626
	2017	245,673		100,834		3,303,936	152,301	3,802,744

(1)	For all NEOs, reported amounts reflect payment of bonuses pursuant to the executive bonus program.
(2)

The amounts reported for fiscal 2019 and fiscal 2018 are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

(3)

The amounts reported for fiscal 2017 consist of RSU awards and performance awards, computed in accordance with the aggregate grant date fair value of the awards assuming they were earned in full and without regards to forfeitures as computed in accordance with ASC Topic 718, which in the case of performance awards, is the same as the maximum potential value of these awards. Based on failure to meet one of the fiscal 2017 performance goals, the performance awards were cancelled effective March 28, 2017 and therefore no economic value was ultimately realized by the NEOs from these awards.

(4)	Amounts shown in this column are detailed in the chart below for fiscal 2019:

Name	Company Funded 401(k) Match	Executive Attendance at Company Events	Guest Attendance at Company Events	Income Tax Gross-Up(i)	Company Charitable Contribution Match	Other
Aneel Bhusri	$1,950	$—	$—	$—	$—	$—
James J. Bozzini	12,388	—	—	—	1,000	—
Petros Dermetzis	12,388	—	—	—	—	—
Luciano G. Fernandez	—	27,226	4,077	—	—	405,709	(ii)
Robynne D. Sisco	8,409	5,399	—	5,309	1,000	18,722	(iii)

(i)	Represents income tax gross-up paid in respect of attendance at company sponsored events.
(ii)

This amount represents: a sales commission paid to Mr. Fernandez in the amount of $2,707; a car allowance paid to Mr. Fernandez in the amount of $17,435; a payment made in lieu of pension benefits to Mr. Fernandez in the amount of $77,458; a housing allowance for Mr. Fernandez paid to a corporate housing agency in the amount of $188,860; tuition payments made to educational institutions for Mr. Fernandez’s children in the amount of $116,372; and a tax equalization payment of $2,877 in connection with Mr. Fernandez’s service in the EMEA region. The exchange rate used to convert these amounts from British pounds into U.S. dollars was 1.31, which was the daily spot rate as of January 31, 2019.

(iii)	Represents tax equalization benefits in connection with Ms. Sisco’s service in the EMEA region.

(5)	Mr. Fernandez’s salary and bonus are paid in British pounds. The exchange rate used to convert these amounts into U.S. dollars was 1.31, which was the daily spot rate as of January 31, 2019.

Grants of Plan-Based Awards in Fiscal 2019

The following table provides information regarding grants of incentive plan-based awards made to each of our NEOs during fiscal 2019 under our 2012 Equity Incentive Plan.

Name	Grant Date	Equity Grants
		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(1)
Aneel Bhusri	04/15/2018	78,260	$9,759,805
James J. Bozzini	04/15/2018	50,869	6,343,873
Petros Dermetzis	04/15/2018	66,521	8,295,834
Luciano G. Fernandez	04/15/2018	74,347	9,271,814
Robynne D. Sisco	04/15/2018	66,521	8,295,834

(1)

The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

Outstanding	Equity Awards at Fiscal Year-End

The following table provides information regarding each unexercised stock option and RSU award held by our NEOs as of January 31, 2019.

		OPTION AWARDS			RSU AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
Aneel Bhusri	04/15/2018	—	$—	—	78,260	$14,206,538
	04/14/2017	—	—	—	61,028	11,078,413
	04/15/2016	—	—	—	7,043	1,278,516
	04/15/2015	—	—	—	6,538	1,186,843
	11/04/2010	1,853,356	1.30	11/03/2020	—	—
James J. Bozzini	04/15/2018	—	—	—	50,869	9,234,250
	04/14/2017	—	—	—	37,295	6,770,161
	04/15/2016	—	—	—	14,529	2,637,449
	04/15/2015	—	—	—	2,906	527,526
	05/04/2012	43,750	7.05	05/03/2022	—	—
	02/18/2011	5,750	2.30	02/17/2021	—	—
Petros Dermetzis	04/15/2018	—	—	—	66,521	12,075,557
	04/14/2017	—	—	—	30,514	5,539,206
	04/15/2016	—	—	—	17,435	3,164,976
	04/15/2015	—	—	—	5,812	1,055,052
	05/04/2012	40,000	7.05	05/03/2022	—	—
	02/18/2011	25,000	2.30	02/17/2021	—	—
Luciano G. Fernandez	04/15/2018	—	—	—	74,347	13,496,211
	09/15/2017	—	—	—	32,454	5,891,375
	03/16/2017	—	—	—	39,544	7,178,422
	04/15/2016	—	—	—	11,376	2,065,085
	04/15/2015	—	—	—	1,208	219,288
Robynne D. Sisco	04/15/2018	—	—	—	66,521	12,075,557
	04/14/2017	—	—	—	30,514	5,539,206
	04/15/2016	—	—	—	13,444	2,440,489
	04/15/2015	—	—	—	1,099	199,501
	08/28/2012	40,000	9.20	08/27/2022	—	—

(1)	All options are fully vested.

(2)

The market value of unvested RSUs is calculated by multiplying the number of unvested shares held by the applicable NEO by the closing price of our Class A common stock on January 31, 2019, the last trading day of our fiscal year, which was $181.53.

Option Exercises and Stock Vested in Fiscal 2019

The following table summarizes the value realized by our NEOs on option awards exercised and stock vested during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Aneel Bhusri	525,000	$79,022,018	92,327	$12,281,379
James J. Bozzini	15,000	1,872,766	58,065	7,759,974
Petros Dermetzis	—	—	58,602	7,894,269
Luciano G. Fernandez	—	—	63,346	9,001,411
Robynne D. Sisco	38,750	4,529,654	41,060	5,494,554

(1)

The value realized on exercise is calculated by multiplying the number of shares by the difference between the fair market value of our Class A common stock on the date of exercise and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares by the fair market value of our Class A common stock on the vesting dates.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees. Beginning in the third quarter of fiscal 2017, we initiated a company match for all eligible employees. We currently match 50% of the first 6% of eligible compensation contributed by the employee.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

CEO Pay Ratio Disclosure

The ratio of our Chief Executive Officer’s total annual compensation to that of our median employee’s total annual compensation is 52:1. As disclosed in the Summary Compensation Table above, the total annual compensation of our Chief Executive Officer for fiscal 2019 was $9,827,005, and the total annual compensation of our median employee for fiscal 2019 was $187,783. As permitted by SEC rules, we used the same median employee for fiscal 2019 that we identified for fiscal 2018 because there have been no significant changes to our workforce or pay design for fiscal 2019 that we believe would significantly change our CEO pay ratio results, excluding for this purpose the employees acquired as a result of the Adaptive Insights acquisition that closed on August 1, 2018 (approximately 550 employees).

As disclosed in our 2018 proxy statement, our determination of which employee was the median employee was based on compensation data for all employees other than the Chief Executive Officer as of November 1, 2017 (the “determination date”) that included the following elements for the 12-month period preceding the determination date:

•	base pay, which included all regular wages, overtime, paid time off, pay related to leaves of absences and leave payout, on call premiums, and allowances;

•	actual cash bonus compensation paid;

•	actual commissions paid; and

•	the grant date fair value of equity awards granted.

We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating the primary compensation components for our global workforce and capturing a full year of each of such primary compensation components. In selecting the median employee, reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different estimates, assumptions, and methodologies in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of January 31, 2019 for equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	17,477,946	(2)	$11.11	71,145,131	(3)
Equity compensation plans not approved by security holders	1,853,356	(4)	1.30	—

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Included in this amount are 905,546 stock options and 16,921 RSUs that were outstanding under the 2013 Adaptive Insights Equity Incentive Plan and assumed by Workday.
(3)	Included in this amount are 6,161,778 shares available for future issuance under the 2012 Employee Stock Purchase Plan.
(4)	These securities are fully vested pre-IPO stock options held by Mr. Bhusri, our Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2019 certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each director and nominee for director, (c) by the NEOs (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 158,874,239 shares of Class A common stock and 64,654,015 shares of Class B common stock outstanding at March 31, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested and settleable, within 60 days of March 31, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned				Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	%
Named Executive Officers and Directors
David A. Duffield(2)	625,132	*	63,816,245	99%	79%
Aneel Bhusri(3)	233,788	*	63,816,245	99%	79%
James J. Bozzini(4)	231,594	*	49,500	*	*
Ann-Marie Campbell	—	*	—	*	*
Petros Dermetzis(5)	113,030	*	65,000	*	*
Luciano G. Fernandez(6)	24,928	*	—	*	*
Robynne D. Sisco(7)	37,211	*	—	*	*
A. George (Skip) Battle(8)	87,513	*	287,857	*	*
Christa Davies(9)	91,039	*	165,000	*	*
Carl M. Eschenbach(10)	6,076	*	—	*	*
Michael M. McNamara(11)	3,020	*	180,000	*	*
Michael A. Stankey(12)	160,140	*	—	*	*
George J. Still, Jr.(13)	40,450	*	240,784	*	*
Lee J. Styslinger III(14)	20,813	*	—	*	*
Jerry Yang(15)	84,208	*	—	*	*
All executive officers and directors as a group (16 persons)(16)	1,810,976	1%	64,804,386	100%	81%
5% Stockholders
FMR, LLC and affiliates(17)	15,382,823	10%	—	—	2%
Jennison Associates LLC and affiliates(18)	8,164,202	5%	—	—	1%
Morgan Stanley and affiliates(19)	9,513,951	6%	—	—	1%
Prudential Financial, Inc. and affiliates(20)	8,171,412	5%	—	—	1%
T. Rowe Price Associates, Inc. and affiliates(21)	23,794,997	15%	—	—	3%
The Vanguard Group and affiliates(22)	10,918,993	7%	—	—	1%

*	Less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 93,793 shares of Class A common stock held by Mr. Duffield, (ii) 6,339 RSUs held directly by Mr. Duffield which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, (iii) 525,000 shares of Class A common stock held by the Dave and Cheryl Duffield Foundation in which Mr. Duffield and his wife have joint voting and dispositive power, (iv) 54,131,446 shares of Class B common stock held by The David A. Duffield Trust (the “Duffield Trust”), and (v) 9,684,799 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Trust.

(3)

Includes (i) 199,495 shares of Class A common stock held directly by Mr. Bhusri, (ii) 34,293 RSUs held directly by Mr. Bhusri which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, (iii) 8,126,443 shares of Class B common stock held directly by Mr. Bhusri, (iv) 1,553,356 shares of Class B common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of March 31, 2019, (v) 5,000 shares of

Class B common stock held by Mr. Bhusri’s minor child, and (vi) 54,131,446 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Bhusri has voting and dispositive power with regard to the shares held by Mr. Bhusri’s minor child.

(4)

Includes (i) 76,455 shares of Class A common stock held directly by Mr. Bozzini, (ii) 22,673 RSUs held directly by Mr. Bozzini which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, (iii) 99,235 shares of Class A common stock held by the Bozzini Revocable Trust, (iv) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, (v) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a child, (vi) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a child, and (vii) 49,500 shares of Class B common stock issuable to Mr. Bozzini pursuant to options exercisable within 60 days of March 31, 2019. Mr. Bozzini and his wife both have sole voting and dispositive power with regard to the shares held by the Bozzini Irrevocable Trusts.

(5)

Includes (i) 43,302 shares of Class A common stock held directly by Mr. Dermetzis, (ii) 25,832 RSUs held directly by Mr. Dermetzis which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, (iii) 43,896 shares of Class A common stock held in a joint revocable trust dated October 15, 1999 in which Mr. Dermetzis and his wife both have voting and dispositive power, and (iv) 65,000 shares of Class B common stock issuable to Mr. Dermetzis pursuant to options exercisable within 60 days of March 31, 2019.

(6)

Includes (i) 2,859 shares of Class A common stock held directly by Mr. Fernandez and (ii) 22,069 RSUs held directly by Mr. Fernandez which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock.

(7)

Includes (i) 13,403 shares of Class A common stock held directly by Ms. Sisco and (ii) 23,808 RSUs held directly by Ms. Sisco which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock.

(8)

Includes (i) 14,695 shares of Class A common stock held directly by Mr. Battle, (ii) 2,825 RSUs held directly by Mr. Battle which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, (iii) 66,000 shares of Class A common stock held by the Battle Family Foundation, (iv) 3,993 shares of Class A common stock held by the A. George Battle 2011 Separate Property Trust, and (v) 287,857 shares of Class B common stock held directly by Mr. Battle. Mr. Battle has voting and dispositive power with regard to the shares held by the Battle Family Foundation and the A. George Battle 2011 Separate Property Trust.

(9)

Includes (i) 87,922 shares of Class A common stock held directly by Ms. Davies, (ii) 3,117 RSUs held directly by Ms. Davies which will vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, and (iii) 165,000 shares of Class B common stock issuable to Ms. Davies pursuant to options exercisable within 60 days of March 31, 2019.

(10)

Includes (i) 3,070 RSUs held directly by Mr. Eschenbach which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock and (ii) 3,006 shares of Class A Common Stock held by the Eschenbach Family Trust dtd 4/15/2014. Mr. Eschenbach and his wife both have sole voting and dispositive power with regard to the shares held by the Eschenbach Family Trust dtd 4/15/2014.

(11)

Includes (i) 3,020 RSUs held directly by Mr. McNamara which will vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock and (ii) 180,000 shares of Class B common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of March 31, 2019.

(12)

Includes (i) 151,198 shares of Class A common stock held directly by Mr. Stankey and (ii) 8,942 RSUs held directly by Mr. Stankey which vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock.

(13)

Includes (i) 21,943 shares of Class A common stock held directly by Mr. Still, (ii) 3,507 RSUs held directly by Mr. Still which will vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, (iii) 15,000 shares of Class A common stock held by the Still Family Trust, (iv) 120,784 shares of Class B common stock held by Still Family Partners, and (v) 120,000 shares of Class B common stock issuable to Mr. Still pursuant to options exercisable within 60 days of March 31, 2019. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners and the Still Family Trust.

(14)

Includes (i) 18,183 shares of Class A common stock held directly by Mr. Styslinger and (ii) 2,630 RSUs held directly by Mr. Styslinger which will vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock.

(15)

Includes (i) 78,785 shares of Class A common stock held directly by Mr. Yang, (ii) 2,923 RSUs held directly by Mr. Yang which will vest within 60 days of March 31, 2019 and will be settled in shares of Class A common stock, and (iii) 2,500 shares of Class A common stock held by the JY Trust. Mr. Yang has voting and dispositive power with regard to the shares held by the JY Trust.

(16)

In addition to all shares of Class A common stock described in footnotes 2 through 15 above, the total number of shares of Class A common stock also includes (i) 7,117 shares of Class A common stock, (ii) 35,840 shares of Class A common stock held in a family trust, and (iii) 9,077 RSUs vesting within 60 days of March 31, 2019, in each case held by an executive officer who is not named in the table. The total number of shares of Class B common stock includes the shares of Class B common stock described in footnotes 2 through 15 above.

(17)

Based on information contained in Amendment 5 to a Schedule 13G filed by FMR LLC on February 13, 2019, FMR LLC and its affiliates have sole voting power over 1,889,679 Class A shares and sole dispositive power over 15,382,823 Class A shares. The filing states that FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research Company, FMR Co., Inc., and Strategic Advisers, Inc. beneficially own the shares reported by FMR LLC with FMR Co., Inc. owning 5% or greater of the outstanding Class A shares. FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.

(18)

Based on information contained in Amendment 8 to a Schedule 13G filed by Jennison Associates LLC (“Jennison”) on February 1, 2019, Jennison has sole voting power over 4,183,967 Class A shares and shared dispositive power over 8,164,202 Class A shares. The filing states that Prudential Financial, Inc. (“Prudential”) may be deemed the beneficial owner of securities beneficially owned by Jennison, and the shares reported by Jennison may also be reported on the Amendment 8 to the Schedule 13G filed by Prudential on January 31, 2019, as described in footnote 20 below. Jennison is located at 466 Lexington Ave, New York, New York, 10017.

(19)

Based on information contained in a Schedule 13G filed by Morgan Stanley on February 13, 2019, Morgan Stanley and its affiliate have shared voting power over 8,308,342 Class A shares and shared dispositive power over 9,513,951 Class A shares. The filing states that the Schedule 13G was filed on behalf of Morgan Stanley and Morgan Stanley Investment Management, Inc. and that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley is located at 1585 Broadway, New York, NY 10036.

(20)

Based on information contained in Amendment 8 to a Schedule 13G filed by Prudential Financial, Inc. on January 31, 2019, Prudential has sole voting power and sole dispositive power over 159,271 Class A shares, shared voting power over 4,031,906 Class A shares, and shared dispositive power over 8,012,141 Class A shares. The filing states Prudential may be deemed the beneficial owner of securities beneficially owned by Jennison Associates LLC and Quantitative Management Associates LLC. Prudential is located at 751 Broad Street, Newark, New Jersey 07102.

(21)

Based on information contained in Amendment 5 to a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2019, Price Associates has sole voting power over 9,317,223 Class A shares and sole dispositive power over 23,794,997 Class A shares. The securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202.
(22)

Based on information contained in Amendment 4 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 11, 2019, Vanguard has sole voting power over 110,820 Class A shares, shared voting power over 30,106 Class A shares, sole dispositive power over 10,782,269 Class A shares, and shared dispositive power over 136,724 Class A shares. The filing states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 65,945 Class A shares or .04% of the Class A common stock outstanding as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 113,888 shares or .07% of the Class A common stock outstanding as a result of its serving as investment manager of Australian investment offerings. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such executive officers, directors, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2019, all Section 16(a) filing requirements were satisfied on a timely basis.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

James J. Bozzini

We entered into an offer letter agreement with Mr. Bozzini, our Executive Vice President and Chief Operating Officer, on December 4, 2006. Pursuant to the offer letter, Mr. Bozzini’s initial base salary was established at $75,000 per year, with an increase to $150,000 per year commencing February 1, 2007. In addition, on January 19, 2007, in accordance with the terms of his offer letter, Mr. Bozzini was granted a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and the related stock option agreement. On May 10, 2007, also in accordance with the terms of his offer letter and based on his performance, Mr. Bozzini was granted an additional stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and related stock option agreement. Mr. Bozzini’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Bozzini will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Bozzini’s employment is terminated without “cause” or he resigns for “good reason”, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Luciano G. Fernandez

Mr. Fernandez, our Co-President, is party to an employment agreement with Workday España S.L. effective January 1, 2014. Pursuant to the employment agreement, Mr. Fernandez’s initial base salary was established at €285,000 per year. He also received a one-time hiring bonus of €325,000. In addition, Mr. Fernandez became eligible to participate in a variable compensation plan, which was initially established at €285,000 per year, based on the achievement of mutually agreed-upon objectives. Subsequent to his initial employment agreement, Mr. Fernandez entered in a UK Secondment Agreement with Workday UK Limited and Workday España S.L. in 2014 supplementing his benefits to include a housing and car allowance, education reimbursement, and other miscellaneous relocation expenses. Furthermore, Mr. Fernandez is entitled to a yearly pension contribution award in the gross amount of 12% of the sum of his base salary and annual bonus. If Mr. Fernandez’s employment is terminated (other than for “fair cause” or due to his voluntary resignation), he will be entitled to receive the statutory severance amounts due under the statutory rights contained in the Spanish Workers’ Act. However, if Mr. Fernandez’s employment is terminated in connection with a change in control (other than for “fair cause” or due to his voluntary resignation), he will instead be entitled to participate in our change in control policy that we have adopted, provided that such policy provides him with no less that a severance payment equal to his then current annual base salary and the accelerated vesting of 50% of his then unvested equity awards.

Robynne D. Sisco

We entered into an offer letter agreement with Ms. Sisco, our Co-President and Chief Financial Officer, on August 23, 2012. Pursuant to the offer letter, Ms. Sisco’s initial base salary was established at $200,000 per year, and she also received a one-time hiring bonus of $50,000. In addition, on August 28, 2012, in accordance with the terms of her offer letter, Ms. Sisco was granted a stock option to purchase 175,000 shares of our common stock at an exercise price of $9.20 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. Also in accordance with the terms of her offer letter, on August 28, 2012, Ms. Sisco was granted 30,000 shares of RSUs. The options and RSUs vested according to the 2005 Stock Plan and the related stock option and RSU agreements. Ms. Sisco’s employment is at will and may be terminated at any time, with or without cause. However, Ms. Sisco will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Ms. Sisco’s employment is terminated without “cause” or she resigns for “good reason”, she will be entitled to receive a severance payment equal to her then current annual base salary and the vesting of 50% of her then unvested equity awards will be accelerated.

Potential Payments upon Termination or Change in Control

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits subject to the execution of a binding separation and release agreement. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his or her then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full.

The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to our change in control policy if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control as of January 31, 2019.

				Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance		Benefit Continuation	RSU Awards(1)	Option Awards	Total
Aneel Bhusri	$65,000		$—	$13,875,155	$—	$13,940,155
James J. Bozzini	310,000		24,100	9,584,693	—	9,918,793
Petros Dermetzis	310,000		26,507	10,917,396	—	11,253,903
Luciano G. Fernandez	334,381	(2)	30,111	14,425,191	—	14,789,683
Robynne D. Sisco	350,000		26,507	10,127,377	—	10,503,884

(1)

The estimated benefit amount of unvested RSUs were calculated by multiplying 50% of the number of unvested RSUs held by the applicable NEO by the closing price of our Class A common stock on January 31, 2019, the last trading day of our fiscal year, which was $181.53.

(2)

Includes Mr. Fernandez’s annual base salary and accrued vacation balance as of January 31, 2019, each of which was converted from British pounds into U.S. dollars based on the daily spot rate as of January  31, 2019, which was 1.31.

Indemnification Arrangements

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our key employees, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director, officer, or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Stockholder Proposals for 2020 Annual Meeting

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2019. Such proposals must be delivered to the Secretary of Workday at the address listed on the front page.

Proposals of stockholders that are not eligible for inclusion in the proxy statement and proxy for our 2020 Annual Meeting of Stockholders, or that concern one or more nominations for directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Secretary of Workday at the address listed on the front page, no earlier than March 5, 2020 and no later than April 6, 2020.

However, if the date of our 2020 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to the Secretary of Workday at the address listed on the front page.

Solicitation of Proxies

We will bear the expense of preparing, printing, and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees, or our agents. We will also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

Fiscal 2019 Annual Report

A copy of our Fiscal 2019 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and our 2019 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investor Relations” section on our website at: www.workday.com/sec-filings.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

WORKDAY, INC. 6110 STONERIDGE MALL ROAD PLEASANTON, CA 94588

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 17, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WDAY2019

You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on June 17, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E73135-P17930	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORKDAY, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:		☐	☐	☐
01) Carl M. Eschenbach 02) Michael M. McNamara 03) Jerry Yang
The Board of Directors recommends you vote FOR Proposals 2 and 3.								For	Against Abstain

2.	To ratify the appointment of Ernst & Young LLP as Workday, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2020.							☐	☐	☐

3.	Advisory vote on named executive officer compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.						Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Annual Report and Proxy Statement is available at www.proxyvote.com

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

E73136-P17930

PROXY

WORKDAY, INC.

Annual Meeting of Stockholders to be Held on June 18, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WORKDAY, INC.

The undersigned hereby appoints Aneel Bhusri and Robynne D. Sisco, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Workday, Inc. common stock which the undersigned is entitled to vote as of April 22, 2019, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Workday, Inc. (the “Annual Meeting”) to be held at 9:00 a.m. Pacific Daylight Time on June 18, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The Annual Meeting will take place as a virtual meeting via the internet at www.virtualshareholdermeeting.com/WDAY2019.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side